Exhibit 23(n)

The CNL FUNDS

Rule 18f-3

Multiple Class Plan

(the “Plan”)

May 24, 2007

The CNL Funds (the “Trust”), a registered investment company that currently consists of the separately managed portfolio listed in Schedule A hereto (the “Portfolios”), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares in the Portfolio.

A.	Attributes of Share Classes

1. The rights of each class of the Portfolio shall be as set forth in the respective Certificate of Class Designation for each Class (each a “Certificate”) as each such Certificate is approved by the Trust’s Board of Trustees and as attached as Schedule B hereto.

2. With respect to each class of shares created hereunder, each share of the Portfolio will represent an equal pro rata interest in the Portfolio and will have identical terms and conditions, except that: (i) each class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any distribution and shareholder servicing fees (“Rule 12b-1 fees”) in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “Rule 12b-1 Plan”); (iii) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.	Expense Allocations

Rule 12b-1 fees relating to each class of shares associated with any Rule 12b-1 Plan are (or will be) borne exclusively by that class. All other expenses shall be allocated to each class on the basis of net asset value of that class in relation to the total net assets of the Portfolio.

C.	Allocation of Income, Gains and Losses

The Portfolio will allocate income and realized and unrealized capital gains and losses to a class based on the relative net asset of each class.

D.	Waiver of Fees and Reimbursement of Expenses

A Portfolio’s advisor, sub-advisor, underwriter or any other provider of services to the portfolio may waive fees payable by, or reimburse expenses of, a class, to the extent that such fees and expenses are payable, or have been paid, to the provider, and have been allocated solely to that class as a class expense. Such provider may also waive fees payable, or reimburse expenses paid, by all classes in a Portfolio to the extent such fees and expenses have been allocated to such classes in accordance with relative net assets.

E.	Distribution and Shareholder Service Fees.

The Rule 12b-1 fees applicable to any class shall be those set forth in the Portfolio’s Prospectus, relevant portions of which are incorporated herein by this reference. All other terms and conditions with respect to Rule 12b-1 fees shall be governed by the Rule 12b-1 Plan adopted by the Portfolio with respect to such fees and Rule 12b-1 of the 1940 Act.

F.	Amendment of Plan; Periodic Review

This Plan must be amended to describe properly (through additional exhibits hereto) each new class of shares, upon the approval of each new class by the Board of Trustees.

The Board of Trustees of the Trust, including a majority of the independent Trustees, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of the Portfolio covered by the Plan.

2

SCHEDULE A

THE CNL FUNDS

Name of Portfolios

CNL/CB Richard Ellis Global Real Estate Fund

Date: May 24, 2007

SCHEDULE B

THE CNL FUNDS

CERTIFICATE OF CLASS DESIGNATION

Class A Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

Sales Charges. Class A shares are sold at net asset value plus a front-end sales charge as approved from time to time by the Trustees and set forth in the Trust’s Prospectus, which sales charge may be reduced or eliminated for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers or transactions as permitted by Section 22(d) of the 1940 Act and as otherwise set forth in the Trust’s Prospectus. Certain large purchases of Class A shares that are not subject to a front-end sales charge as a result of the foregoing may be subject to a contingent deferred sales charge (“CDSC”). The terms and conditions of the CDSC, including the period of years following acquisition of Class A shares that such CDSC will apply and the CDSC rate, shall be as set forth in the Trust’s Prospectus the relevant portions of which are incorporated herein by this reference. No CDSC shall be imposed on Class A shares unless so provided in the Trust’s Prospectus. The offering price of Class A shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the 1940 Act and the rules and regulations thereunder.

Method of CDSC Calculation. The CDSC shall be assessed on the cost of the Class A shares being redeemed. The order in which Class A shares are to be redeemed when not all of such shares would be subject to a CDSC shall be determined by the Trust’s distributor in accordance with the provisions of Rule 6c-10 under the 1940 Act and set forth in the Trust’s Prospectus.

Rule 12b-1 Fee. Class A shares may be subject to Rule 12b-1 fees as approved from time to time by the Trustees and set forth in the Trust’s Prospectus, relevant portions of which are incorporated herein by reference. All other terms and conditions with respect to Rule 12b-1 fees shall be governed by the Rule 12b-1 Plan adopted by the Trust with respect to such fees and Rule 12b-1 of the 1940 Act. The Rule 12b-1 fees will be paid to the Trust’s distributor as compensation for services provided and expenses incurred in connection with the offering and sale of Class A shares of the Trust, which may include, without limitation, payment by the Trust’s distributor of all or a portion of the Rule 12b-1 fees to the distributor’s national sales and marketing agent, financial intermediaries, plan fiduciaries and investment professionals (“Service Providers”) for providing services in connection with the offering and sale of Class A shares, interest and other financing costs, and such other distribution-related activities identified in Rule 12b-1, as it may be amended from time to time. The Trust, on behalf of the applicable Portfolio, will make payments to the Trust’s distributor under the Rule 12b-1 Plan based on the average net asset value of Class A shares, as set forth in the Rule 12b-1 Plan.

2.	Voting Rights

Each Class A shareholder will have a vote equal to the economic value of their Class A shares held. Class A shareholders will be entitled to vote on issues relating to Class A Rule 12b-1 fees (including any Rule 12b-1 Plan), and on other matters submitted to shareholders in which the interests of Class A differ from the interests of any other class.

3.	Conversion Rights

Class A shares do not have a conversion feature.

THE CNL FUNDS

CERTIFICATE OF CLASS DESIGNATION

Class C Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

CDSC. Class C shares are sold at net asset value but are subject to a contingent deferred sales charge (“CDSC”). The CDSC shall apply for the period of one year following acquisition of Class C shares and at a rate as set forth in the Trust’s Prospectus, the relevant portions of which are incorporated herein by this reference. No CDSC shall be imposed on Class C shares unless so provided in the Trust’s Prospectus. The offering price of Class C shares subject to a CDSC shall be computed in accordance with Rule 22c-1 and Section 22(d) of the 1940 Act and the rules and regulations thereunder.

Method of CDSC Calculation. The CDSC shall be assessed on an amount equal to the cost of the Class C shares being redeemed. The order in which Class C shares are to be redeemed when not all of such shares would be subject to a CDSC shall be determined by the Trust’s distributor in accordance with the provisions of Rule 6c-10 under the 1940 Act.

Rule 12b-1 Fees. Class C shares may be subject to a Rule 12b-1 fee as approved from time to time by the Trustees and set forth in the Trust’s Prospectus, relevant portions of which are incorporated herein by reference. All other terms and conditions with respect to Rule 12b-1 fees shall be governed by the Rule 12b-1 Plan adopted by the Trust with respect to such fees and Rule 12b-1 of the 1940 Act. Rule 12b-1 fees will be paid to the Trust’s distributor as compensation for services provided and expenses incurred in connection with the offering and sale of Class C shares of the Trust, which may include, without limitation, payment by the Trust’s distributor of all or a portion of the Rule 12b-1 fees to the distributor’s national sales and marketing agent, financial intermediaries, plan fiduciaries and investment professionals (“Service Providers”) for providing services in connection with the offering and sale of Class C shares, interest and other financing costs, and such other distribution-related activities identified in Rule 12b-1, as it may be amended from time to time. The Trust, on behalf of the applicable Portfolio, will make payments to Trust’s distributor under the Rule 12b-1 Plan based on the average net asset value of Class C shares, as set forth in the Rule 12b-1 Plan.

2.	Voting Rights

Each Class C shareholder will have a vote equal to the economic value of their Class C shares held. Class C shareholders will be entitled to vote on issues relating to Class C Rule 12b-1 fees (including any Rule 12b-1 Plan), and on other matters submitted to shareholders in which the interests of Class C differ from the interests of any other class.

3.	Conversion Rights

Class C shares do not have a conversion feature.

THE CNL FUNDS

CERTIFICATE OF CLASS DESIGNATION

Institutional Class Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

Institutional Class Shares are sold without a sales charge and are not subject to any Rule 12b-1 fees.

2.	Voting Rights

Each Institutional Class shareholder will have a vote equal to the economic value of their Institutional Class Shares held. Institutional Class shareholders will be entitled to vote on issues relating to matters submitted to shareholders in which the interests of Institutional Class differ from the interests on any other class.

3.	Conversion Rights

Institutional Class Shares that are purchased pursuant to a letter of intent shall convert to Class Z shares if the purchaser fails to purchase the full amount of the letter of intent commitment, as set forth in the Prospectus. The conversion shall be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load or other charge.

Institutional Class Shares that are not purchased in the manner described in the preceding paragraph do not have a conversion feature.